News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G DECLARES A 14% DIVIDEND INCREASE

CINCINNATI, April 8, 2008 – The Procter & Gamble Company (NYSE: PG) announced that its Board of Directors declared an increase in the quarterly dividend from thirty-five cents ($0.35) to forty cents ($0.40) per share on its Common Stock and on the  Series A and Series B ESOP Convertible Class A Preferred Stock of the company, payable on or after May 15, 2008 to shareholders of record at the close of business on April 18, 2008.  This represents a 14% increase compared to the prior quarterly dividend.

The company has been paying dividends without interruption since incorporation in 1890.  This is the 52nd consecutive fiscal year that P&G has increased dividends.

About P&G
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Mach3(R), Bounty(R), Dawn(R), Gain(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Oral-B(R), Actonel(R), Duracell(R), Olay(R), Head & Shoulders(R), Wella(R), Gillette(R), and Braun(R). The P&G community consists of 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox – 513-983-3465
P&G Investor Relations Contact:
John Chevalier – 513-983-9974